EXHIBIT 10.19

Letter of Agreement between
Crystal Research Associates, LLC and LC Luxuries Ltd.

Date October 5, 2010

Crystal Research Associates, LLC (CRA), whose primary office is located at 880 3rd Avenue, 6th Floor, New York, NY 10022, is being contracted to write an Executive Informational Overview® (EIO®) and accompanying quarterly updates, and to create a video interview to be available on investortube.net, by and for LC Luxuries Ltd., 3416 Via Lido, Suite F, Newport Beach, CA 92663.

CRA will compile the EIO® from previously announced, publicly disseminated information in full compliance with Regulation FD (Fair Disclosure) of the U.S. Securities and Exchange Commission (SEC).  The EIO® shall be an extended report consisting of 30 to 60+ pages, without maximum, augmented with extensive market perspective written by CRA.  Upon completing the EIO®, CRA will submit the document to LC Luxuries Ltd. management for approval.  The content of the EIO® will be the responsibility of LC Luxuries Ltd., and LC Luxuries Ltd. shall have the right at its sole discretion to edit such content. As well, CRA will create a video interview of LC Luxuries Ltd. to be available on investortube.net.  Additionally, in the calendar year following publication of the initial extended EIO®, CRA shall contact LC Luxuries Ltd. in order to write four (4) quarterly updates of approximately 8-16 pages each, such updates based upon LC Luxuries Ltd. news announcements, focus, and product development.  In year two of this Agreement, CRA will update the base EIO® and, as well, contact LC Luxuries Ltd. in order to provide four (4) additional quarterly updates.

The final version of the EIO® will be delivered in Portable Document Format (via Adobe Acrobat PDF) file to LC Luxuries Ltd. Before release of a final PDF file for distribution, the Company will be required to acknowledge approval of the content of the EIO® by having the Chairman, President, or Chief Financial Officer initial, sign, and return by fax or mail to CRA a hard copy.

LC Luxuries Ltd. will choose the quantity of hard copies that will be printed by CRA (ranging from a minimum of 1,000 copies) and CRA will be the sole source of any such reproduction or printing of reports.  CRA is contracted with a high-quality printer which standardizes our EIO®’s.  The standardization is critical to ensuring consistent quality of product by our firm.  CRA will submit the printing estimate to the Company for approval prior to print.  LC Luxuries Ltd. will be responsible for any charges related to printing and shipping.  CRA reserves the right to post the approved LC Luxuries Ltd. EIO®’s, quarterly updates, and video interview on its website, www.crystalra.com, and other distribution mediums at no additional cost to LC Luxuries Ltd.

The duration of this Agreement is two (2) years, inclusive.  The cost for the first year, including the initial extended EIO® report (which is not to exceed two (2) revisions), the four quarterly (4) updates (which are not a condition precedent to payment of the full fee for the first year), and the video interview of LC Luxuries Ltd., is seventy two thousand five hundred U.S. dollars (US $72,500) and two hundred fifty thousand (250,000) four year warrants/options of LC Luxuries Ltd. at the current stock price as of the date of this agreement.  The first payment and warrant/option paperwork is due upon the signing of this Agreement and consists of a cash fee of forty two thousand five hundred U.S. dollars (US $42,500).  The remaining balance of thirty thousand U.S. dollars (US $30,000) is to be paid within ten (10) calendar days of receiving the first draft of the initial extended EIO® report.  In addition, payment for year two of this Agreement is forty two thousand U.S. dollars (US $42,000) due on October 5, 2011.  LC Luxuries Ltd. will be responsible for one roundtrip airfare and related expenses to visit its facilities and conduct due diligence at headquarters.

Please acknowledge your acceptance of these terms by signing and faxing Agreement to (609) 395-9339, and then mailing the original along with the initial payment to Crystal Research Associates, LLC (CRA) at 23 Scottsdale Court, Cranbury, NJ 08512

General Cannabis Inc.

Name:	/s/ Jim Pakulis
Title:	CEO
Date:	11/14/2010

Crystal Research Associates, LLC
23 Scottsdale Court, Cranbury, NJ 08512
P: (609) 306-2274  F: (609) 395-9339
www.crystalra.com